Exhibit 16.1

[ParenteBeard LLC Letter Head]

July 1, 2013

Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549

Ladies and Gentlemen:

We have read Item 4.01 of Form 8-K, dated on or about June 28, 2013, of 1st Constitution Bancorp and agree with the statements contained in the second and third paragraphs therein.  We have no basis to agree or disagree with other statements of the registrant contained therein.

Very truly yours,

/s/ ParenteBeard LLC